Exhibit 99.1

Press Release

National Mentor Holdings, Inc. Announces Fourth Quarter 2012 Results

BOSTON, Massachusetts, December 21, 2012– National Mentor Holdings, Inc. (the “Company”) today announced its financial results for the fourth quarter and fiscal year ended September 30, 2012.

Fourth Quarter Results

Revenue for the quarter ended September 30, 2012 was $291.0 million, an increase of $19.5 million, or 7.2%, over revenue for the quarter ended September 30, 2011. Revenue increased $14.1 million from organic growth, including growth related to new programs, and $5.4 million from acquisitions that closed during and after the three months ended September 30, 2011. Revenue growth was partially offset by rate reductions in some states, including Arizona, Florida and Minnesota.

Income from operations for the quarter ended September 30, 2012 was $12.3 million, an increase of $7.5 million as compared to income from operations for the quarter ended September 30, 2011. The operating margin was 4.2% for the quarter ended September 30, 2012, an increase from an operating margin of 1.8% for the quarter ended September 30, 2011, for the reasons discussed below with respect to Adjusted EBITDA.

Net loss for the quarter ended September 30, 2012 was $5.3 million compared to net loss of $14.5 million for the quarter ended September 30, 2011. Factors contributing to the decrease in net loss from the prior period include a decrease in non-cash impairment charges, a decrease in loss from discontinued operations, and a decrease in expense related to the restructuring of certain corporate and field functions. In addition, during the quarter ended September 30, 2011, the Company recorded certain other expenses that did not recur during the three months ended September 30, 2012.

Adjusted EBITDA(1) for the quarter ended September 30, 2012 was $28.6 million, an increase of $2.2 million, or 8.3%, as compared to Adjusted EBITDA for the quarter ended September 30, 2011. The increase in Adjusted EBITDA was the result of the increase in revenue as noted above. Additionally, Adjusted EBITDA was positively impacted by a decrease in workers’ compensation expense and employment practices liability claims expense. The decrease in expenses was partially offset by an increase in staffing in anticipation of growth opportunities, an increase in staffing to strengthen quality and service, an increase in new start losses, and the rate reductions noted above. In addition, the Company recorded approximately $2.5 million for a discretionary cash bonus to its direct care workers in the quarter ended September 30, 2012 as compared to approximately $1.3 million that was recorded for the same purpose in the quarter ended September 30, 2011.

(1)	Adjusted EBITDA is a non-GAAP financial performance measure used by management, which is net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses. A reconciliation of Adjusted EBITDA to net loss is provided on page 6.

Year-to-Date Results

Revenue for the fiscal year ended September 30, 2012 (“fiscal 2012”) was $1,129.6 million, an increase of $59.0 million, or 5.5%, over revenue for the fiscal year ended September 30, 2011 (“fiscal 2011”). Revenue increased $40.2 million from organic growth, including growth related to new programs, and $20.7 million from acquisitions that closed during and after fiscal 2011. Revenue growth was partially offset by a reduction in revenue of $1.9 million from businesses we divested during the same period and rate reductions in some states, including Arizona, Florida and Minnesota.

Income from operations for fiscal 2012 was $46.7 million, an increase of $11.6 million as compared to income from operations for fiscal 2011. The operating margin was 4.1% for fiscal 2012, an increase from 3.3% for fiscal 2011, for the reasons discussed below with respect to Adjusted EBITDA.

Net loss for fiscal 2012 was $14.4 million compared to net loss of $34.1 million for fiscal 2011, primarily due to the non-recurrence of certain one-time expenses. During fiscal 2011, the Company recorded $19.3 million in extinguishment of debt costs in connection with certain refinancing transactions, an amount partially offset in the same period by a $3.0 million gain recognized in connection with the repurchase of the Company’s investment in the notes of its parent company, NMH Holdings, Inc. Also during fiscal 2011, the Company recorded $2.4 million in non-recurring expense for discretionary recognition bonuses. In addition, during fiscal 2012, the Company’s interest expense increased by $17.7 million, an amount substantially offset by a decrease of $5.9 million in non-cash impairment charges, a decrease of $4.8 million in loss from discontinued operations, a decrease of $3.0 million in stock-based compensation expense, and a decrease of $2.2 million in restructuring costs.

Adjusted EBITDA(1) for fiscal 2012 was $110.5 million, a decrease of $3.4 million, or 3.0%, as compared to Adjusted EBITDA for fiscal 2011. Adjusted EBITDA was negatively impacted by an increase in staffing in anticipation of growth opportunities, an increase in staffing to strengthen quality and service, an increase in new start losses, rate reductions mentioned above, and by an increase in travel and transportation expense. The increase in expenses was partially offset by a decrease in workers’ compensation insurance costs and employment practices liabilities claims. The Company also recorded approximately $2.5 million related to a discretionary cash bonus to direct care workers in fiscal 2012 as compared to approximately $3.8 million recorded for the same purpose in fiscal 2011.

The reported results are available on the Company's investor relations web site at www.tmnfinancials.com. The user name “mentor” and the password “results” are required in order to access this site. In addition, National Mentor Holdings, Inc. will hold a conference call Friday, January 4, 2013 at 11:00 a.m. EST to discuss its financial results. The call will be broadcast live on the web at www.tmnfinancials.com and at www.fulldisclosure.com. A rebroadcast of the call will be available on both web sites until 5:00 p.m. EST on Friday, January 11, 2013. Those wishing to participate in the January 4 conference call by telephone are required to email their name and affiliation to dwight.robson@thementornetwork.com for dial-in information.

National Mentor Holdings, Inc., which markets its services under the name The MENTOR Network, is a leading provider of home and community-based health and human services to adults and children with intellectual and/or developmental disabilities, acquired brain injury and other catastrophic injuries and illnesses; and to youth with emotional, behavioral and/or medically complex challenges. The MENTOR Network’s customized service plans offer its clients, as well as the payors for these services, an attractive, cost-effective alternative to health and human services provided in large, institutional settings. The MENTOR Network provides services to clients in 34 states.

* * * * * * * * * * *

From time to time, the Company may make forward-looking statements in its public disclosures. The forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, although they are inherently uncertain and difficult to predict. The forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such forward-looking statements, including the risks and uncertainties disclosed under the captions “Forward-Looking Statements” and “Risk Factors” in the Company’s filings with the Securities and Exchange Commission.

This press release includes presentations of Adjusted EBITDA because it is the primary measure used by management to assess financial performance. Adjusted EBITDA represents net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses. Reconciliations of net income (loss) to Adjusted EBITDA are presented within the tables below. Adjusted EBITDA does not represent and should not be considered an alternative to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP. While Adjusted EBITDA is frequently used as a measure of financial performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

Selected Financial Highlights

($ in thousands)

(unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30		September 30
	2012	2011	2012	2011
Statements of Operations Data:
Net revenue	$291,001	$271,466	$1,129,611	$1,070,610
Cost of revenue (exclusive of depreciation expense shown separately below)	226,763	211,697	880,196	829,032
General and administrative expenses	35,797	39,050	140,844	144,516
Depreciation and amortization	16,173	15,953	61,831	61,901

Income from operations	12,268	4,766	46,740	35,161
Management fee of related party	(401)	(319)	(1,325)	(1,271)
Other income (expense), net	(374)	(701)	1	(159)
Extinguishment of debt	—	—	—	(19,278)
Gain from available for sale investment security	—	—	—	3,018
Interest income	71	—	332	22
Interest income from related party	—	—	—	684
Interest expense	(19,870)	(19,768)	(79,445)	(61,718)

Loss from continuing operations before income taxes	(8,306)	(16,022)	(33,697)	(43,541)
Benefit for income taxes	(3,041)	(5,665)	(19,501)	(14,427)

Loss from continuing operations	(5,265)	(10,357)	(14,196)	(29,114)
Gain (loss) from discontinued operations, net of tax	5	(4,161)	(184)	(5,028)

Net loss	$(5,260)	$(14,518)	$(14,380)	$(34,142)

Additional financial data:
Program rent expense	$8,812	$7,970	$32,920	$31,994
Adjusted EBITDA	$28,601	$26,399	$110,494	$113,896
New Start Losses (1)	$3,397	$530	$7,181	$1,812

(1)	Represents operating losses from new programs started in the last 18 months.

Reconciliation of Non-GAAP Financial Measures

($ in thousands)

(unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30		September 30
	2012	2011	2012	2011
Reconciliation from Net loss to Adjusted EBITDA:
Net loss	$(5,260)	$(14,518)	$(14,380)	$(34,142)
Loss from discontinued operations, net of tax	(5)	4,161	184	5,028
Benefit for income taxes	(3,041)	(5,665)	(19,501)	(14,427)
Gain from available for sale investment security	—	—	—	(3,018)
Interest income	(71)	—	(332)	(22)
Interest income from related party	—	—	—	(684)
Interest expense	19,870	19,768	79,445	61,718
Depreciation and amortization	16,173	15,953	61,831	61,901
Management fee of related party (1)	401	319	1,325	1,271
Restructuring (2)	48	445	753	2,984
Stock-based compensation (3)	171	166	672	3,675
Acquisition costs (4)	94	110	139	673
Change in fair value of contingent consideration (5)	—	(800)	—	(479)
Loss (gain) on disposal of assets	146	92	283	(56)
Noncash impairment charges (6)	75	5,993	75	5,993
Claims made insurance liability (7)	—	375	—	580
Terminated transaction costs (8)	—	—	—	549
Extinguishment of debt (9)	—	—	—	19,278
Lease termination fee (10)	—	—	—	713
Discretionary recognition bonuses (11)	—	—	—	2,361

Adjusted EBITDA (12)	$28,601	$26,399	$110,494	$113,896

(1)	Represents management fees incurred for payment to Vestar Capital Partners V, L.P.
(2)	Represents costs incurred as part of the restructuring of corporate and certain field functions.
(3)	Represents non-cash stock-based compensation.
(4)	Represents external acquisition expenses.
(5)	Represents changes in fair value of contingent earn-out obligations arising from acquisitions.
(6)	Represents impairment charges associated with indefinite lived intangible assets and goodwill related to underperforming programs.
(7)	Represents a charge to establish a reserve reflecting the total probable loss from incurred but not yet reported liability claims.
(8)	Represents consulting and legal costs related to a transaction which was not completed.
(9)	Represents costs related to the extinguishment of the debt prior to the February 2011 debt refinancing, including tender premium and consent fees, deferred financing costs and transaction costs.
(10)	Represents an early lease termination fee incurred with closing an underperforming program.
(11)	Represents payment of one-time discretionary bonuses in recognition of individuals’ contributions to enabling the successful closing of the refinancing transactions.
(12)	Represents net income (loss) before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating expenses.

Selected Balance Sheet and Cash Flow Highlights

($ in thousands)

(unaudited)

	As of
	September 30, 2012	September 30, 2011
Balance Sheet Data:
Cash and cash equivalents	$—	$263
Working capital (1)	25,198	12,028
Total assets	1,044,983	1,010,850
Total debt (2)	799,895	784,124
Net debt (3)	749,895	733,861
Shareholder’s deficit	(44,247)	(31,123)

	Fiscal Year Ended
	September 30, 2012	September 30, 2011
Other Financial Data:
Cash flows provided by (used in):
Operating activities	$29,251	$30,199
Investing activities	(42,662)	(82,542)
Financing activities	13,148	26,158

Purchases of property and equipment	(29,995)	(20,878)
Cash paid for acquisitions (including cash paid for contingent consideration)	(16,544)	(19,408)

(1)	Calculated as current assets minus current liabilities. Current period reflects the adoption of ASU 2010-24.
(2)	Includes obligations under capital leases.
(3)	Net debt as defined in the senior credit agreement (total debt, net of cash and cash equivalents and LOC restricted cash of $50 million).

CONTACT: Dwight Robson at 617-790-4293 or dwight.robson@thementornetwork.com.

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